INDEPENDENT SALES CONSULTANT AGREEMENT

This Independent Sales Consultant Agreement (the "Agreement") is made and entered into as of this 29th day of June 2017, between Cipherloc Corporation, a Texas corporation, located at 825 Main Street, Suite 100, Buda, TX 78610 ("the Company"), and MaryeSG, Inc. located at 14339 Carolcrest Dr. Houston, TX 77079 (the "Sales Consultant"). Individually referred to as a Party and collectively as the Parties.

In consideration of the premises and the mutual agreements herein contained and other valuable consideration the receipt and sufficiency of which is acknowledged, the Company and the Sales Consultant agree as follows:

Engagement as Independent Sales Consultant. The Company hereby engages the Sales Consultant to act as a non-exclusive independent sales consultant on behalf of the Company to sell Software Licensing Agreements for its newly developed software known as CipherLoc® Polymorphic Cipher Engine ("the Product") to the United States ("the Market") and the Sales Consultant hereby accepts such engagement, under the terms and conditions hereinafter set forth.

1. Duties; Extent of Services.

1.1. Duties. The Sales Consultant will serve as an independent sales consultant to assist the Company in the commercial development and sale of its product as designated by the Company from time to time. The Sales Consultant's sales and market development activities include, without limitation, the following:

1.1.1. Soliciting customers to purchase and use the Product;

1.1.2. Introducing the Company to the prospective customer in order for the Company to provide Product support and to educate them regarding uses of the Product;

1.1.3. Performing such other sales and advisory services as the Company may reasonably request from time to time.

1.2. Reporting. The Sales Consultant shall send progress reports to the Company each month, containing such information as the Company may request from time to time. The reports will be due by the fifth (5th) business day of the following month.

1.3. Unauthorized Representations. The Sales Consultant shall not hold himself out to be an employee of the Company or as an exclusive Sales Consultant for the Company product, nor shall the Sales Consultant do anything, which might be construed as an act on behalf of the Company. The Sales Consultant has no authority, and shall not represent that the Sales Consultant has authority, to make any representations, warranties or agreements on behalf of the Company, to accept orders for the Company,

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to sign the Company's name, to receive payments due the Company from customers, or to bind the Company in any manner.

1.4. Authorized Representations. The Sales Consultant is only authorized to represent that the Sales Consultant is an authorized sales consultant of the Company for the solicitation of orders for the sale of the Product. The Sales Consultant shall not issue any printed or written matter or advertisement representing the Sales Consultant to be a sales Consultant of the Company without securing the Company's written approval of the form and text thereof.

1.5. Insurance. The Sales Consultant agrees to purchase and maintain such automobile liability insurance and any other insurance as the Company may reasonably request from time to time.

1.6. Expenses. Unless pre-approved by the Company, the Sales Consultant shall be responsible for paying its business expenses incurred in connection with the performance of the Sales Consultant's duties hereunder, other than those business expenses associated with special projects as requested by the Company.

1.7. Limited Territory. While this Agreement is in effect, the Sales Consultant agrees that it will not solicit orders for the Product outside the United States unless approved by the Company.

2. Term and Termination. Unless earlier terminated as set forth below, this Agreement shall continue in effect for a period of one (1) year after the date it is signed and accepted by the Company. Upon expiration of the then-current term, this Agreement shall automatically renew for additional successive one (1) year periods unless either party notifies the other in writing at least thirty (30) days prior to the expiration date of the current term that it does not consent to such renewal. Notwithstanding any other provision of this Agreement, the Sales Consultant or the Company may terminate this Agreement at any time by written notice of termination given at least thirty (30) days prior to the effective date of termination. The Sales Consultant or the Company may exercise this right of termination with or without cause. If this Agreement is terminated, the Sales Consultant will discontinue all activity on behalf of the Company.

3. Compensation. As payment in for the Sales Consultant's services on behalf of the Company, Consultant shall receive a twenty percent (20%) commission for the first twenty-four (24) months, a ten percent (10%) commission for months twenty-five (25) to forty-eight (48) and a five percent (5%) commission for months forty-nine (49) to seventy-two (72) calculated on the Gross Revenues actually collected by the Company as a result of Consultant's direct introduction and material involvement in closing a transaction where Consultant is the direct procuring cause due to Consultant pitching the product (for example any discussion or meeting in which the subject matter involves the Company software technology or services).. The Company shall have no obligation to pay any commissions, or any other amounts, to anyone other than the Sales Consultant. Commissions shall be deemed earned as of the date when

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the Company receives the purchase price for a particular sale and will be paid within thirty (30) days of receipt of the purchase price by the Company.

3.1 Credit or Refund. If the Company issues a credit or refund to a customer related to a particular sale upon which a commission has been paid, then at the Company's election, either (A) the Sales Consultant shall refund to the Company a proportional amount of the commission the Sales Consultant received because of such sale, or (B) the Company shall deduct the same from future commissions the Sales Consultant earns.

3.2 The Company shall not be liable to the Sales Consultant for any commissions on sales that the Sales Consultant contends were lost because the Company refused to accept any purchase order on which the Sales Consultant would have been entitled to a commission. The Sales Consultant agrees that any dispute as to (A) whether a commission is due for a particular sale or (B) to whom a commission is due shall be decided by the Company in its sole discretion.

4 Additional Covenants.

4.1 Rights to Materials. All records, files, memoranda, reports, selling aids, samples, displays, catalogs, price lists, customer lists, technical information, plans, documents and the like (together with all copies thereof) relating to the Company's business, which the Sales Consultant shall use, prepare or receive in the course of the performance of the Sales Consultant's duties hereunder shall remain the Company's sole property. Following a termination of this Agreement or at such earlier time as the Company may request, the Sales Consultant shall immediately return all such materials to the Company.

4.2 Confidential Information. The Sales Consultant agrees that it will not, either during the term of this Agreement or afterwards, disclose to any person or use, for himself or any other person or entity, any confidential information of the Company obtained by the Sales Consultant in the course of, or as a result of, the Sales Consultant's engagement set forth herein (including, without limitation, information relating to the Company's marketing and sales activities and procedures, technical information, research data, the names of the Company's customers and the terms and conditions of its dealings with customers); provided, however, that this provision shall not preclude the Sales Consultant from disclosure or use of information (i) known generally to the public (other than information known generally to be public as a result of a violation by the Sales Consultant of the provisions of this paragraph), (ii) acquired by the Sales Consultant outside of the Sales Consultant's engagement by the Company (iii) required by law or court order (provided that the Sales Consultant shall notify the Company immediately of the possibility that such disclosure may be required and that disclosure is limited to the extent necessary to comply with law), or (iv) from disclosure or use appropriate and in the ordinary course of carrying out the Sales Consultant's duties as set forth herein.

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4.3 Remedies. The Sales Consultant acknowledges and agrees that the Company would suffer irreparable injury in the event of a breach by the Sales Consultant of any of the provisions of this Paragraph 4 and that the Company shall be entitled to an injunction restraining the Sales Consultant from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other remedies at law or in equity, which it may have for any such breach or threatened breach of any provision of this Paragraph 4, including the recovery of damages from the Sales Consultant.

5 Miscellaneous Provisions.

5.1 Relationship between the Parties. The Sales Consultant acknowledges that the Sales Consultant is an independent contractor and is neither an agent nor an employee of the Company. The Sales Consultant is free to exercise its own judgment concerning the time, place and manner of performing the Sales Consultant's duties under this Agreement. The Sales Consultant is not granted any rights in or to the Company's trade names or trademarks.

5.2 Notices. Any notice to be given hereunder shall be in writing and delivered personally, sent electronically, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the party concerned at the addresses first above written. Any party may change its address for purposes of this Agreement by notice given in compliance with this paragraph. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery if personally delivered, sent electronically or sent by reputable courier service; or on the tenth (10th) business day following the mailing thereof if sent by mail, postage prepaid.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws and judicial decisions of the State of Texas without regard to conflicts of laws principles.

5.4 Jurisdiction and Venue. Each party hereto consents to the exclusive jurisdiction of the District Court, Hays County Texas or the United States District Court, Western District of Texas for purposes of any action brought under or as the result of a breach of this Agreement, and they each waive any objection thereto. The parties hereto each further consent and agree that the venue of any action brought under or as a result of a breach of this Agreement shall be proper in either of the above-named courts and they each waive any objection thereto.

5.5 Binding Agreement. This Agreement shall be binding upon the parties and their respective heirs, successors and permitted assigns; provided, however, that the Sales Consultant may not assign this Agreement without the Company's prior written consent.

5.6 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes and replaces any other

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understandings and agreements, whether oral or in writing, previously entered into by the parties with respect to the Sales Consultant's engagement by the Company.

5.7 Amendments. This Agreement shall not be amended or modified except by an agreement in writing signed by the Sales Consultant and a duly authorized Consultant of the Company that explicitly refers to this Agreement.

5.8 Waiver. Failure of either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

5.9 Counterparts. This Agreement may be executed and delivered in two or more counterparts, all of which when so executed shall have the full force and effect of an original. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed a counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Cipherloc Corporation

By: ______________________________
Michael De La Garza, President and CEO

MaryeSG, Inc.

By: ______________________________
Brad Greer, President